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                                                                      EXHIBIT 99



                        (LIFEPOINT HOSPITALS, INC. LOGO)



CONTACT:    MICHAEL J. CULOTTA
            SENIOR VICE PRESIDENT AND
              CHIEF FINANCIAL OFFICER
            (615) 372-8512



              LIFEPOINT HOSPITALS ANNOUNCES ADDITIONAL REPURCHASES
                          OF SENIOR SUBORDINATED NOTES

BRENTWOOD, TENNESSEE (June 3, 2002) - LifePoint Hospitals, Inc. (Nasdaq/NM:
LPNT) today announced that its wholly owned subsidiary, LifePoint Hospitals Holdings, Inc. ("Holdings"), has purchased, in the open market and in privately negotiated transactions, an additional $54.4 million in principal amount of Holding's outstanding 10 3/4% Senior Subordinated Notes due 2009 (the "Notes"). Cumulatively, the Company has repurchased $119.4 million of the original $150.0 million in principal amount of Notes, leaving an outstanding balance as of today of $30.6 million of the Notes.

As a result of these purchases, the Company will take an after-tax extraordinary charge to income of $14.1 million and $14.9 million for the quarter and six months ended June 30, 2002, respectively. This charge includes the premium paid for the Notes (the amount paid in excess of the face value of the Notes), deferred loan costs allocable to the Notes purchased and fees and expenses incurred in connection with the purchases.

Additional Notes may be purchased by the Company from time-to-time, based upon its view of market conditions and other relevant factors. LifePoint is not able at this time to quantify the aggregate principal amount of additional Notes, if any, that may ultimately be purchased, but the amounts involved may be material.

LifePoint Hospitals, Inc. operates 23 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 7,000 employees.



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LPNT Announces Additional Repurchases
   of Senior Subordinated Notes
Page 2
June 3, 2002


References contained in this press release to "LifePoint Hospitals, Inc.," "LifePoint" or the "Company" refer to LifePoint Hospitals, Inc. and its subsidiaries.

The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) whether the Company is able to successfully purchase Notes on terms and conditions acceptable to the Company;
(ii) the possibility that anticipated savings could be reduced or eliminated entirely by an increase in interest rates; (iii) whether Notes are (or become) available for purchase on terms acceptable to the Company; (iv) the possibility that existing accounting practices relating to the treatment of the extraordinary charge to be incurred by the Company could be changed based on current proposals; (v) the possibility that the Company's judgment regarding the tax implications of the purchases could be challenged; (vi) the possibility that interest rates could rise and increase the Company's borrowing costs under the Credit Agreement; (vii) the possibility that the Company's liquidity needs could change; (viii) the possibility that costs associated with the purchase of Notes might be greater than anticipated; and (ix) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.


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